Exhibit 21.1
Significant Subsidiaries of Vistra Corp.
As of December 31, 2025

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
1	Ambit Energy Holdings, LLC	Texas
2	Ambit Holdings, LLC	Texas
3	Ambit Texas, LLC	Texas
4	Comanche Peak Power Company LLC	Delaware
5	Crius Energy, LLC	Delaware
6	Crius Energy Holdings, LLC	Delaware
7	Dynegy Coal Holdco, LLC	Delaware
8	Dynegy Energy Services (East), LLC	Delaware
9	Dynegy Energy Services, LLC	Delaware
10	Dynegy Marketing and Trade, LLC	Delaware
11	Dynegy Midwest Generation, LLC	Delaware
12	Dynegy Resources Generation HoldCo, LLC	Delaware
13	Energy Harbor Holdings LLC	Delaware
14	Energy Harbor LLC	Delaware
15	Energy Harbor Nuclear Generation LLC	Delaware
16	EquiPower Resources Corp.	Delaware
17	Illinois Power Marketing Company, LLC	Delaware
18	Kincaid Generation, L.L.C.	Virginia
19	La Frontera Holdings, LLC	Delaware
20	Luminant Commercial Asset Management LLC	Ohio
21	Luminant Energy Company LLC	Texas
22	Luminant Generation Company LLC	Texas
23	Luminant Power LLC	Delaware
24	Oak Grove Management Company LLC	Delaware
25	TXU Energy Retail Company LLC	Texas
26	Value Based Brands LLC	Texas
27	Vistra Asset Company LLC	Delaware
28	Vistra Intermediate Company LLC	Delaware
29	Vistra Operations Company LLC	Delaware
30	Vistra Preferred, LLC	Delaware
31	Vistra Vision Holdings I LLC	Delaware
32	Vistra Vision Holdings II LLC	Delaware
33	Vistra Vision LLC	Delaware
34	Volt Asset Company, LLC	Delaware